Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on 21st day of May, 2008 by and between i2 Technologies, Inc., a Delaware corporation (the “Company) and Jackson L. Wilson, Jr. (“Executive”).

WHEREAS, Executive has been serving as a non-employee member of the Company’s board of directors (the “Board”).

WHEREAS, the Company desires to retain Executive as an employee serving in the capacity of Executive Chairman effective as of the Effective Date and Executive desires to accept such employment.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	EMPLOYMENT

1.1 The Company hereby employs Executive effective May 5, 2008 (the “Effective Date”) to serve as Executive Chairman, and Executive herby accepts such employment, on the terms and conditions set forth herein, commencing as of the Effective Date. In such role, Executive shall assume the following duties and responsibilities, subject to the input and direction of the Board:

(i) serve as Chairman of the Board, with the authority to call and preside over meetings of the Board;

(ii) establish the schedule of Board meetings and set the agenda for each such meeting in collaboration with the Company’s Chief Executive Officer;

(iii) Maintain Board and Management alignment with overall strategy ensuring teamwork and effective communication;

(iv) facilitate the initiatives of and the Strategic Review Committee of the Board of Directors;

(v) provide strategic direction for Intellectual Property.

(vi) provide mentoring, support and advice to the Company’s Chief Executive Officer.

(vii) Support management with strategic customer and employee relations.

1.2 Executive agrees to devote his good faith, time, attention, skill and efforts to the performance of his duties for the Company during the Employment Period (as defined below); provided, however, this paragraph shall not preclude Executive from engaging in other business activities that do not present any conflict with the interests of the Company or otherwise adversely affect Executive’s performance of the services required under this Agreement. This Agreement also shall not be interpreted to prohibit Executive from making personal investments if those activities do not materially interfere with the services required under this Agreement.

1.3 At-Will Employment. Executive’s employment with the Company is “at-will,” and, subject to the terms and conditions of this Agreement, either Executive or the Company may terminate Executive’s employment at any time and for any reason (or for no reason). This at-will employment relationship cannot be changed, modified, rescinded or superseded except pursuant to a writing signed by Executive and an authorized representative of the Company.

2.	COMPENSATION

2.1 Base Salary. During the period of Executive’s employment with the Company hereunder (the “Employment Period”), the Company shall pay to Executive an annual base salary in the dollar amount of $200,000 (the “Base Salary”), with payments to be made in accordance with the Company’s standard payment policy and subject to such withholding as may be required by law.

2.2 Other Benefits. During the Employment Period, Executive shall be entitled to participate in all group life, health, medical, dental or disability insurance or other Executive, health and welfare benefits made available generally to other executives of the Company. If Executive elects to participate in any of such plans, Executive’s portion of the premium(s) will be deducted from Executive’s paycheck.

2.3 Business Expenses. The Company shall promptly reimburse Executive for all reasonable and necessary business expenses incurred by Executive in connection with the business of the company and the performance of his duties under this Agreement upon receipt of reasonable and timely documentation of the expense from the Executive. Executive shall provide such documentation to the Company within ninety (90) days after the later of (i) Executive’s incurrence of each such expense or (ii) Executive’s receipt of the invoice for that expense, and the company shall reimburse each expense reimbursable hereunder within ten (10) business days following the submission of the requisite documentation for such expense. The amount of any such expense reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

2.4 Equity Grants. At the next regularly scheduled grant date of equity awards for officers, Executive shall receive the following grants:

(i) An option to purchase 80,000 shares of the Company’s common stock with an exercise price equal to the fair market value per share of common stock on the grant date. The option will become exercisable with respect to the shares as follows: 1% of the shares shall be immediately exercisable on the grant date; 24% of the shares shall become exercisable upon Executive’s completion of 1 year of employment measured from the Effective Date and the remaining shares shall become exercisable in 36 equal monthly installments upon Executive’s completion of each month of employment thereafter. The option will have a term of ten years measured from the grant date subject to earlier termination upon Executive’s termination of employment. Subject to Section 2.6(iii), upon a Change in Control while Executive is employed by the Company, the option to the extent outstanding shall become exercisable for all the shares and the option as so accelerated will remain exercisable for a period of 1 year following the Change in Control. The remaining terms of the option will be as set forth in the form option agreement.

(ii) A restricted stock units with respect to 30,000 shares of common stock. The restricted stock unit award shall vest with respect to one-third (1/3rd) of the shares upon Executive’s completion of six (6) months of employment measured from the Effective Date, one-third (1/3rd) of the shares upon Executive’s completion of 24 months of employment measured from the Effective Date and the remaining one-third (1/3rd) of the shares upon Executive’s completion of 36 months of employment measured from the Effective Date. Subject to 2.6(iii), upon a Change in Control while Executive is employed by the Company, the restricted stock units will accelerate in full. The remaining terms of the RSU award will be as set forth in the form RSU agreement.

(iii) In the event that any payments or benefits to which Executive becomes entitled in accordance with the provisions of this Agreement (or any other agreement with the Company or other affiliated company) would otherwise constitute a parachute payment under Section 280G(b)(2) of the Internal Revenue Code, then such payments and/or benefits will be subject to reduction (including a reduction in the number of shares that vest on an accelerated basis) to the extent necessary to assure that Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided Executive under this Agreement (or on any other payments or benefits to which Executive may become entitled in connection with any change in control or ownership of the Company. All calculations required under this Section 2.6 shall be performed by the Company’s independent registered public accounting firm.

(iv) For purposes of this Agreement, a Change in Control shall mean a change of ownership or control of the Corporation effected through any of the following transactions:

(A) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those immediately prior to such transaction;

(B) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation; or

(C) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board recommends such stockholders to accept.

3.	MISCELLANEOUS

3.1 This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company and constitutes, together with the documentation evidencing the equity awards made to Executive under the Plan, the entire agreement between the Company and Executive with respect to its subject matter.

3.2 Neither the Company nor Executive may assign this Agreement or any rights or obligations hereunder. This Agreement will be binding upon the Company and its successors and assigns. In the event of a Corporate Transaction, the Company shall cause this Agreement to be assumed by the Company’s successor as well as any acquiring or ultimate parent entity, if any, following any Corporate Transaction.

3.3 This Agreement may not be amended, supplemented, modified or extended, except by written agreement which expressly refers to this Agreement, which is signed by of the parties hereto and which is authorized by the Board or the Compensation Committee.

3.4 This Agreement is made in and shall be governed by the laws of Texas, without giving effect to its conflicts-of-law principles.

3.5 If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the intent of the parties. To the extent any provision cannot be construed to be enforceable, such provision shall be deemed to be eliminated from this Agreement and of no force or effect, and the remainder of this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

3.6 Executive represents and warrants to the Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon Executive’s right or ability to enter into this Agreement and fulfill his obligations under this Agreement.

3.7 All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, registered or certified, or delivered either by hand, by messenger or by overnight courier service, and addressed to the receiving party at the respective address set forth in the heading of this Agreement, or at such other address as such party shall have furnished to the other party in accordance with this Section 9.6 prior to the giving of such notice or other communication.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.

i2 TECHNOLOGIES, INC.

By:	/s/ John Harvey

Title:	SVP and General Counsel

JACKSON L. WILSON, JR.

/s/ Jackson L. Wilson, Jr.